Exhibit 10.21

SECURITY AGREEMENT

This Security Agreement (“Security Agreement”) is made as of the 24 day of February, 2004 by Diversified Security Corporation, a Georgia corporation (the “Purchaser”) and in favor of Charles Keathley, a resident of the State of Alabama (the “Secured Party”) to secure the payments required under certain Promissory Notes of even date herewith and certain payments required by the terms of Class C Redeemable Preferred Stock held by the Secured Party.  The security is provided upon the following terms and conditions:

ARTICLE I

THE OBLIGATION SECURED

1.01                           The Secured Party has contemporaneously herewith agreed to accept two promissory notes of even date herewith (the “Notes”) and certain shares of Class C Redeemable Preferred Stock (the “Class C Stock”) from Purchaser.  This Security Agreement provides security solely for the payment of the Notes and Class C Stock and for no other obligation.

1.02                           This Security Agreement and the Notes and Class C Stock have been executed and delivered by the Purchaser in reliance on the Secured Party’s full and complete performance of all of the terms and conditions of the Stock Purchase Agreement, including but not limited to the accuracy of all representations and warranties of the Selling Shareholders pursuant to the Stock Purchase Agreement.

ARTICLE II

SECURITY INTEREST

2.01                           Purchaser hereby grants to Secured Party a security interest in 280 shares of no par value common stock of Paragon Systems, Inc.  (the “Shares”), and such security interest shall include any and all replacements and any Shares issued by way of any stock split, reverse stock split or stock dividend.

2.02                           This Security Agreement and the rights hereby granted shall secure the prompt payment of all amounts due under the Note, as such amount may be adjusted pursuant to the terms of the Notes, and all dividend payments and redemption payments due the Secured Party as provided for the Class C Stock.

2.03                           The Secured Party may, at its option, perfect its interest in the Shares by appointing an agent or other designee as its agent to take possession of and hold the Shares during the term of the Notes or while any of the Class C Stock owned by the Secured Party remains outstanding.  The agent appointed by the Secured Party may not be any person currently or previously employed by Paragon Systems, Inc., but Aubrey Lammons may serve as agent for both the Secured Party and Purchaser for purposes of holding possession of the Shares during the term of this Agreement, and releasing such Shares pursuant to the terms of this Agreement.

2.04                           The Secured Party shall release its security interest in the Shares upon the payment of the full amount of the principal of the Notes and redemption in full of all of the Class C Stock owned by the Secured Party.  Within five (5) days of such full payment, the Secured Party shall deliver the Shares to the Purchaser.

The Secured Party shall release 76 of the Shares originally subject to this Security Agreement, upon payment of the Promissory Note issued to the Secured Party pursuant to Article 1.2 (b) of the Stock Purchase Agreement of February 23, 2004, which is part of the series of Notes totaling $5,500,000 issued to the Selling Shareholders.

ARTICLE III

COVENANT OF PURCHASER

3.01                           The Purchaser hereby covenants to operate Paragon Systems, Inc.  in such a way as to maximize long-term shareholder value, and to enhance the value of the Shares.  Such provision shall not be interpreted as imposing on Purchaser, or any officer, director or controlling shareholder thereof, any fiduciary or other duty to the Secured Party that exceeds the duties imposed by law on the officers, directors or controlling shareholders of a corporation to the other shareholders of such corporation.

ARTICLE IV

SECURED PARTY’S REMEDIES FOR NON-PAYMENT

4.01                           Secured Party shall be entitled to exercise the remedies listed below upon the failure of the Purchaser to pay in full the amount due on any payment required under the Notes (as such payment amount may be adjusted pursuant to the Note) or pursuant to the terms of the Class C Stock, at the time such amount is due, plus any applicable cure period.

4.02                           Upon any non-payment as described in Section 4.01 hereof, and upon giving notice as provided herein, Secured Party shall have the following rights and remedies:

a.                                       Secured Party may, at his option, declare all sums due under the Notes due to the Secured Party, as may be adjusted thereunder, immediately due and payable; and

b.                                      Pursue any legal remedy available to collect all sums secured hereby and to enforce its title in and right to possession of the Shares, and to enforce any and all other rights or remedies available to it.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.01                           This Security Agreement shall remain in full force and effect until all of the payments due under the Notes shall be paid and the Class C Stock owned by the Secured Party shall have been fully redeemed.

5.02                           This Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without reference to choice of law principles.

5.03                           During the term of the Notes and until redemption in full of the Class C Shares owned by the Secured Party, Purchaser shall be the shareholder of the Shares.  Specifically, during the term of the Note and until redemption in full of the Class C Shares owned by the Secured Party, Purchaser shall have the exclusive right to vote all of such Shares at any meeting of the shareholders of Paragon Systems, Inc. and shall exercise all rights of a shareholder of the Shares.

5.04                           This Security Agreement shall terminate on the full payment of all obligations under the Notes and the redemption of the Class C Stock owned by the Secured Party.

5.05                           Any notice required hereunder shall be deemed given three (3) business days after such notice has been transmitted and received by the party to receive such notice by the method(s) provided in the Stock Purchase Agreement for providing notices.

IN WITNESS WHEREOF, this Security Agreement has been executed and delivered on behalf of and in the name of the Purchaser on the date indicated above.

DIVERSIFIED SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name:	Ronald G. Farrell
Title:	Chief Executive Officer

SECURED PARTY

/s/ Charles Keathley
Charles Keathley